9 May 2000

Mr. Douglas Glen
507 Bayview Drive
Manhattan Beach, CA 90266

Dear Doug,

On behalf of Burst.com, Inc. (Burst), I am pleased and delighted to confirm the terms of our agreement for you to join us as an employee.

You will join Burst initially as President, reporting to the Board of Directors. It is anticipated, although not guaranteed, that you will become CEO, or co-CEO, later this year. You will devote your full time to the performance of your job at Burst, except for (i) services on charitable, civic, and corporate boards, provided that such services do not significantly interfere with your responsibilities at Burst; (ii) entitled vacations; and (iii) no more than three hours per week attending to your responsibilities as a partner in a venture fund. You will spend four days a week at the Burst office in San Francisco, and one day a week in Los Angeles.

You will start on May 30, 2000. Your base salary will be $325,000 per annum ($27,083 per month). Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors. Any increase in your base salary will not limit or reduce any other obligation to you by Burst, and after any increase, your base salary will not be reduced.

In addition to your base salary, you and your family will receive all the benefits accorded to our fill time executive employees, including medical insurance, dental insurance, and an annual physical. You will be entitled to four weeks of paid vacation each year. You will receive a monthly company car allowance of $750. You will be reimbursed for your cellular phone, airline club, and other reasonable business-related expenses.

Consistent with Burst's travel policy for senior management, you will be entitled to fly business class on trips exceeding four hours.

Your compensation package will include an employee stock option grant under the terms of the Company's Stock Option Plan (the "Plan"). This new option grant will be for 750,000 incentive stock option shares with a 42 month vesting period. Seventeen percent (17%) of each round of granted options will vest immediately, and the balance will vest monthly for as long as you remain employed with Burst. 250,000 options will be granted immediately. These initial 250,000 options will be priced at the fair market value of Burst's common stock as of the date of the grant. On the following two anniversary dates, additional grants of 250,000 incentive stock option shares will be priced at the fair market value of Burst's common stock as of the date of the grant. Your stock options will be subject to the terms and conditions of the Plan and conditioned upon your execution of an Employee Stock Option Agreement.

You will meet with the Compensation Committee of Burst's Board of Directors to agree upon your incentive bonus formula. The formula will include mutually agreed-upon targets which enable you to earn an additional 100% of your base salary and annual stock option grants.

Burst recognizes that you have recently purchased a home in Los Angeles, and that your employment at Burst requires you to acquire an additional residence in San Francisco. To assist in this matter, Burst agrees to loan you $100,000 immediately, and $5,000 per month for the

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following  36  months,  to  enable  you to make the down  payments  and  monthly payments on your San Francisco residence (the "Loans"). The Loans will bear interest at 7% per annum, and will be forgiven if you have not voluntarily terminated your employment prior to your third anniversary. The total amount extended to you by Burst as Loans (plus interest) will be credited against any cash bonuses to which you may otherwise be entitled by virtue of your annual incentive bonus program, according to the bonus formula which you will develop in conjunction with Burst's Compensation Committee. At Burst's request and expense, the Loans together with accrued interest will be collateralized with a deed of trust on your new San Francisco residence. The Loans together with any accrued but unpaid interest will be due and payable on the third anniversary date of your employment if the Loans have not been forgiven or repaid in full.

Your employment with Burst will be "at will," and either party may terminate at any time for any reason. In the event that your employment is terminated other than for cause or by your election, Burst will continue to pay you your then-current salary, plus all benefits, for a period of 12 months. In addition, you will be entitled to accelerated vesting of your stock options, with the 12 months of otherwise normal vesting becoming vested immediately, and any then-unpriced, options being priced at the day of termination.

In the event of a dispute between you and Burst arising out of your employment or the termination of your employment, both parties agree to submit the dispute to binding arbitration under the labor arbitration rules of the American Arbitration Association, with both parties afforded a reasonable and adequate opportunity to conduct discovery.

Doug, we are excited about you joining us. Please sign a copy of this letter and keep a copy for your records. The terms set forth herein are intended to supercede all prior agreements, understandings, and representations concerning your employment with Burst, except as regards your role as a Director of the company.

Kindest regards,



Richard Lang
Chairman and Chief Executive Officer
Burst.com, Inc.

I understand and agree to the above terms.

----------------------------------
Douglas Glen